Exhibit 99.1

For Immediate Release

April 8, 2015

Jacksonville, Illinois

Contact:	Richard A. Foss	Diana S. Tone
	President and CEO	Chief Financial Officer
	(217) 245-4111	(217) 245-4111

JACKSONVILLE BANCORP, INC. ANNOUNCES FIRST QUARTER 2015 EARNINGS

Jacksonville Bancorp, Inc. (NASDAQ Capital Market – JXSB) reported unaudited net income for the three months ended March 31, 2015, of $786,000, or $0.44 per share of common stock, basic and diluted, compared to net income of $840,000, or $0.47 per share of common stock, basic and diluted, for the three months ended March 31, 2014. Basic and diluted average shares outstanding at March 31, 2015 were 1,775,287 and 1,792,367, respectively. Basic and diluted average shares outstanding at March 31, 2014 were 1,794,635 and 1,801,970, respectively.

Net income decreased $54,000 during the first quarter of 2015 resulting in an annualized return on assets of 1.03%, compared to 1.07% during the first quarter of 2014. The decrease in net income reflected a decrease of $69,000 in net interest income and an increase of $45,000 in noninterest expense, partially offset by an increase of $38,000 in noninterest income and a decrease of $22,000 in income taxes.

Net interest income decreased to $2.6 million during the first quarter of 2015 reflecting a decrease of $144,000 in interest income, partially offset by a decrease of $75,000 in interest expense, as compared to the first quarter of 2014. Interest income was impacted by a decrease of $146,000 in interest income on mortgage-backed securities as mortgage loan rates decreased and prepayment speeds increased. For the three months ended March 31, 2015, our net interest margin was 3.63% compared to 3.59% for the three months ended December 31, 2014 and 3.63% for the three months ended March 31, 2014. The ratio of interest earnings assets to interest bearing liabilities at March 31, 2015 and March 31, 2014 was 1.28x and 1.24x, respectively.

The increase of $38,000 in noninterest income to $1.0 million during the first quarter of 2015 was primarily due to increases of $33,000 in gains on the sales of securities and $31,000 in net income from mortgage banking operations, partially offset by a decrease of $46,000 in commission income. Noninterest expense increased $45,000 to $2.5 million during the first quarter of 2015, as compared to the first quarter of 2014, primarily due to an increase of $52,000 in compensation and benefits expense, partially offset by a decrease of $10,000 in professional fees.

The provision for loan losses remained stable at $30,000 during the first quarters of 2015 and 2014. Management reviews the allowance for loan losses quarterly and has determined the allowance for loan losses with a balance of $3.0 million, or 1.6% of total loans, at March 31, 2015 to be adequate. On this date, nonperforming loans totaled $2.5 million, or 1.3% of total loans.

Total assets at March 31, 2015 were $306.5 million compared to $311.9 million at December 31, 2014. Total deposits at March 31, 2015 were $244.0 million, compared to $245.9 million at December 31, 2014. Total stockholders’ equity increased to $46.2 million at March 31, 2015 from $45.0 million at December 31, 2014. The Company reported a book value per share of $25.66 and a tangible book value per share of $24.14 at March 31, 2015. At March 31, 2015, Jacksonville Savings Bank exceeded its applicable regulatory capital requirements with Tier 1 leverage, common equity Tier 1, Tier 1 risk-based capital, and total risk-based capital ratios of 12.7%, 17.1%, 17.1%, and 18.3%, respectively.

Jacksonville Bancorp, Inc. is a Maryland chartered stock holding company. The Company is headquartered at 1211 West Morton Avenue, Jacksonville, Illinois. The Company’s operations are limited to its ownership of Jacksonville Savings Bank, an Illinois chartered savings bank, which operates five branch offices located in Morgan, Macoupin, and Montgomery Counties in Illinois. All information at and for the periods ended March 31, 2015 and 2014, have been derived from unaudited financial information.

This news release contains certain forward-looking statements within the meaning of the federal securities laws. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Reform Act of 1995, and is including this statement for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and experiences of the Company, are generally identified by use of the words “believe”, “expect”, “intend”, “anticipate”, “estimate”, “project”, or similar expressions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and the subsidiaries include, but are not limited to, changes in: interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area and accounting principles and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.